SYNERGISTICS, INC.
                            9 TECH CIRCLE
                          NATICK, MA   01760

                             MAY 13, 1997

                           PROXY STATEMENT
     SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS OF
                          SYNERGISTICS, INC.
                     NATICK, MASSACHUSETTS  01760
                       TO BE HELD JUNE 12, 1997

The enclosed proxy is solicited by the Board of Directors of Synergistics, Inc. (the "Corporation") for use at the Special Meeting in Lieu of an Annual Meeting of Stockholders or at any adjournment thereof (the "meeting").

Stockholders of record of the Corporation's 9,297,561 shares of Common Stock, $0.01 par value, ("Common Stock") as of the close of business on November 1, 1996, will be entitled to vote. Each share of Common Stock is entitled to one vote.

This solicitation is being made by mail. The Corporation may also use its officers and regular employees to solicit proxies from Stock holders either in person, or by telephone, telegraph or letter, with out extra compensation. The entire cost of such solicitation (which represents the amount normally expended for a solicitation relating to uncontested election of directors) will be borne by the Corporation and is currently estimated not to exceed $5000. This will include the cost of supplying necessary additional copies of the solicitation materials, and of the annual report to stockholders for distribution to beneficial owners of shares held of record by brokers, dealers, banks and voting trustees, and their nominees and upon request, the reasonable expenses of such record holders for completing the mailing of such material and reports to such beneficial owners.

Any proxy given pursuant to such solicitation may be revoked by the Stockholder at any time prior to the voting of the proxy. All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, the proxies will be voted in favor of the proposals set forth in the notice of meeting.

Election of Directors

Five directors are to be elected at the meeting, each to hold office for one year until the next Annual Meeting or until their successors are elected and qualified. Of the nominees, 4 are presently directors of the Corporation and have been previously elected by the stockholders. Mr. Pogorelc, the fifth nominated Director has been Vice President since 1994.

Unless other wise directed, the proxies received in response to this solicitation will be voted for the election as directors of the following nominees. In the event any one or more of such nominees shall unexpectedly become unavailable for election, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person or persons as may be designated by the Board of Directors, or the position may be left vacant.

Name, Age, Year became a Director.     Common Stock of Corporation
Principal occupation during last 5     beneficially owned as of
years and selected other information   November 1, 1996 (1) (9) (10)
concerning nominees for Directors


                                       Number of           Percent of
NOMINEES FOR DIRECTORS                 Shares (1) (8)      Class

William M. Tetrick, Age 80,            418,577 (2) (3)     4.50%
CEO, (Retired).  Chairman of                   (4)
the Board and director since
1967. Former President and
founder of Synergistics.

David S. Longworth, Age 62,            106,141 (5)         1.14%
President and Chief Operations
Officer since 1994, a Director
since 1981. VP since 1984,
Executive Vice President since
1987. Formerly Compliance
Engineering Manager at Applicon,
a division of Schlumberger, 1982
- 1984 and Senior Engineer at
Nixdorf Computer Corp. 1973 - 1882.

J. Thomas Gehman, Age 49, a            12,000 (6)           0.13%
Director since 1981.  Vice
President of On Demand Imaging
1993 - present, Formerly Director
of Engineering, Amnet, Inc, 1883
- 1993 Design Engineer, Applicon,
Inc. 1981 - 1983, Engineering
Manager, Nixdorf Computer Corp.
1976-1981.

Lawrence A.  Bishop, Age 51, a         10,000 (6)           0.11%
Director since 1984. Director
and Executive Vice President of
Gray, Seifert & Co., Inc., New
York, NY, an investment and
financial advisory firm, as well
as a Director of several privately
held firms.

Robert L. Pogorelc, Age 62, Vice        4,981 (7)           0.05%
President since 1994.  Sales
Manager since 1986.  Formerly New
England District Manager for Bristol
Laboratories, Division of Bristol
Myers; National Sales and Marketing
Manager of Irathane Systems,
Director of Sales and Marketing
of Trancoa Chemical Corporation;
Regional Sales Manager of Incon,
Division of Transitron, and
Sales Manager of Apahouser.

Directors as a Group (5 persons)       551,699              5.93%

(1) Unless otherwise indicated in the following footnotes, ownership is both beneficial and of record.

(2) Excludes 13,350 shares owned of record by Mr. Tetricks' wife and 4,840 shares owned by his son, Paul Tetrick, who resides with him, as to which he disclaims beneficial ownership.

(3) Excludes 131,883 shares owned of record by Gary Cramer, Mr. Tetricks' son-in-law; 3,200 shares owned by Gary and/or Margaret Cramer, Mr. Tetricks' daughter, and 2,200 shares owned by the children of Mr. and Mrs. Cramer as to which Mr. Tetrick disclaims beneficial ownership.

(4) Excludes 18,876 shares owned of record by other children and grand children of Mr. Tetrick not already disclosed in points (2) and
    (3) above as to which Mr. Tetrick disclaims beneficial ownership.

(5) Includes 102,566 shares of Common Stock acquirable on exercise of stock options.

(6) Includes 10,000 shares of Common Stock acquirable on exercise of stock options under the 1987 Director Stock Option Plan.

(7) Includes 4,981 shares of Common Stock acquirable on exercise of stock options under the 1987 Director Stock Option Plan.

(8) All options are considered non-dilutive since exercise price exceeds last known market price.

Stock Ownership of Certain Beneficial Owners of greater than 5% and management.
                                  AMOUNT AND NATURE
                                  OF BENEFICIAL          PERCENTAGE OF
                                  AS OF MARCH 1, 1997    COMMON STOCK
NAME AND ADDRESS                  OWNERSHIP (1)          OUTSTANDING

William M. Tetrick                418,577                4.5%
2 Ridgeway Drive                  (2) (3) (4)
Wellesley Hills, MA 02181

David S. Longworth                106,141 (5)            1.14
65 School St. Ext.
Natick, MA 01760

Robert Pogorelc                     4,981 (6)            0.05%
1540 Main St.
W. Barnstable, MA 02668

Legg Mason, Inc.                6,018,846 (7)            64.7%
c/o Gray Siefert & Co. Inc.
380 Madison Avenue
New York, NY 10017


All Directors and Officers        551,699                5.93%
as a Group (5 persons)

(1) Unless otherwise indicated in the following footnotes, ownership is both beneficial and of record.

(2) Excludes 13,350 shares owned of record by Mr. Tetricks' wife and 4,840 shares owned by his son, Paul Tetrick, who resides with him, as to which he disclaims beneficial ownership.

(3) Excludes 131,883 shares owned of record by Gary Cramer, Mr. Tetricks' son-in-law; 3,200 shares owned by Gary and/or Margaret Cramer, Mr. Tetricks'' daughter, and 2,200 shares owned by the children of Mr. and Mrs. Cramer as to which Mr. Tetrick disclaims beneficial ownership.

(4) Excludes 18,876 shares owned of record by other children and grand children of Mr. Tetrick not already disclosed in points (2) and
    (3) above as to which Mr. Tetrick disclaims beneficial ownership.

(5) Includes 102,566 shares of Common Stock acquirable on exercise of stock options. Options are considered non-dilutive since exercise price exceeds last known market price.

(6) Includes 4,981 shares of Common Stock acquirable on exercise of stock options. Options are considered non-dilutive since exercise price exceeds last known market price.

(7) Consists of shares of Common Stock owned by customers of Gray Siefert & Co., Inc., an affiliate of Legg Masson, Inc.; however, through agreements with these customers, Gray Siefert has the discretionary power to vote and dispose of all such shares.


Board of Directors Committees

The Corporation does not have standing audit, nominating or compensation committees or committees performing similar functions. The Board of Directors held no regular meetings during 1995.

Compensation of Directors and Executive Officers

Cash Compensation

No person received compensation for services as a director during 1995.

The following table sets forth all cash compensation paid to the persons named therein during the fiscal year ended December 31, 1995:

Compensation Table

(A) Name of Individual  (B) Capacities in which    (C) Cash
    Or Number in Group      Served                     Compensation

    All executive officers  President and Chief Oper-   $203,600
    as a group (4 persons)  ations Officer, Vice Pres-
                            ident, Treasurer, Chief
                            Executive Officer.

Certain Transactions

As of December 31, 1994, the Company owed Mr. Tetrick approximately $107,594 for accrued vacation and salary for services rendered since 1977.

Upon his retirement in July of 1994, the Company entered into a verbal agreement with Mr. Tetrick to continue paying him his weekly salary based on $55,000 per year until such time as the $107,807.44 debt was paid in full.

As of December 31, 1995, the Company owed Mr. Tetrick $88,700 of travel expenses incurred as President and Chief Executive Officer. Upon his retirement in July of 1994, the Company entered into a verbal agreement with Mr. Tetrick to continue payment of Mr. Tetricks' weekly salary based on $55,000 per year after his accrued vacation and salary for services rendered was paid in full, until such time as the $88,700 travel expenses were paid in full.

As of December 31, 1991, the Company had a note receivable from its Treasurer, who is also the Controller, in the amount of $90,000 to reimburse the Company for certain expenses incurred and to formalize various cash advances. The note is receivable over ten (10) years with annual interest of 7.5% and weekly payments of $150. The balance is due at the end of ten years and the loan is secured by a second mortgage on the borrower's personal residence.

Compensation Pursuant to Plans

The Corporation has authorized three incentive stock option plans, (the "1983 Plan", the "1987 Plan" and the "1988 Plan" respectively). The stockholders had previously authorized a "1982 Plan" which expired in 1988. The 1983 plan expired after 10 years on June 1, 1993. The options under these plans are intended to qualify as incentive stock options pursuant to Section 422A of the Internal Revenue Code. The Corporation will not receive any monetary or other consideration for the granting of incentive stock options pursuant to either Plan.

In December 1985, 35,500 shares were granted as options at exercise prices ranging from $2.50 to $2.75 per share to employees. Both Mr. Tetrick and Mr. Longworth were granted an option to purchase 5,000 shares of stock. Both of these options have since expired in 1995.

In December 1986, the Board of Directors voted to grant 35,500 shares as options at exercise prices ranging from $2.50 to $2.75 per share to employees. Mr. Tetrick was granted an option to purchase 12,034 shares and Mr. Longworth was granted an option to purchase 7,776 shares.

During 1987, 81,584 shares were granted at exercise prices ranging from $2.50 to $2.75 per share to employees. Mr. Tetrick was granted an option to purchase 14,697 shares and Mr. Longworth was granted an option to purchase 9,019.

During 1988, 124,000 shares were granted to employees at prices ranging from $1.00 to $2.50 under the 1983 plan. The 30,000 option shares expiring under the 1982 plan as well as the 1984 grant to Mr. Tetrick were reissued under the 1983 plan. This reissue included 20,000 shares to Mr. Longworth at an option price of $1.00 and 74,000 shares to Mr. Tetrick at an option price of $1.10.

During 1989, 44,134 shares were granted to employees at a price of $2.50 under the 1983 plan.

During 1990, 7,121 shares were granted to employees at a price of $2.50 under the 1983 plan.

The 1988 Plan provides for the issuance of incentive stock options to certain key employees and officers of the Corporation for the purchase of up to an aggregate 300,000 shares of Common Stock at no less than the fair market value of the stock at the time of the grant. Options under the 1988 Plan may be granted within ten years from the date the 1988 Plan was adopted by the Board, or until June 1, 1998.
In December 1988, the Board of Directors voted to grant 44,320 shares as options at exercise prices ranging from $2.50 to $2.75 under the 1988 plan. Mr. Tetrick was granted an option to purchase 6,763 shares and Mr. Longworth was granted an option to purchase 9,805 shares.

During 1989, the Board of Directors voted to grant 22,342 shares as options at exercise prices ranging from $2.50 to $2.75 under the 1988 plan. Mr. Tetrick was granted an option to purchase 11,925 shares and Mr. Longworth was granted an option to purchase 10,417 shares.

During 1990, the Board of Directors voted to grant 51,990 shares as options at exercise prices ranging from $2.50 to $2.75 under the 1988 plan. Mr. Tetrick was granted an option to purchase 12,210 shares and Mr. Longworth was granted an option to purchase 10,822.

During 1991, the Board of Directors voted to grant 64,540 shares as options at exercise prices ranging from $2.50 to $2.75 under the 1988 plan. Mr. Tetrick was granted an option to purchase 12,963 shares and Mr. Longworth was granted an option to purchase 11,643 shares.

During 1995, the Board of Directors voted to grant 55,610 shares as options at exercise prices of $2.50 under the 1988 plan. Mr. Longworth was granted an option to purchase 18,084 shares. 5,750 option shares expiring under the 1983 plan were reissued under the 1988 plan. This reissue included 5,000 shares to Mr. Longworth at an option price of $2.50. Mr Pogorelc was granted an option to purchase 4,981 shares.

The 1987 Plan provides for the issuance of incentive stock options to directors who are not employees of up to an aggregate of 275,000 shares of Common Stock at no less than fair market value at the time of the grant. Options are granted at the fair market value used for options granted under the 1983 or 1988 stock option plan, with any options expiring ten years from the date they are granted.

During 1987, 2,000 shares were granted as voted by the stockholders to Directors Bishop, Gehman, Gibson, Hennessey, Reis and Sanderson for a total grant of 12,000 shares.

During 1988, 2,000 shares were granted as voted by the stockholders to Directors Bishop, Gehman, Gibson, Hennessey, Reis and Sanderson for a total grant of 12,000 shares.

During 1989, 2,000 shares were granted as voted by the stockholders to Directors Bishop, Gehman, Gibson, Hennessey, Reis, Sanderson and
Amazeen for a total grant of 14,000 shares.

During 1990, 2,000 shares were granted as voted by the stockholders to Directors Bishop, Gehman, Gibson, Hennessey, Reis, Sanderson and
Amazeen for a total grant of 14,000 shares.

During 1991, 2,000 shares were granted as voted by the stockholders to Directors Bishop, Gehman, Gibson, Hennessey, Reis, Sanderson and
Amazeen for a total grant of 14,000 shares.

As of March 1, 1992, unexercised options for the purchase of an aggregate of 505,566 shares were held by all employees of the Corporation (including those held by officers and directors).

No incentive stock option granted by the Corporation has included any tandem rights, such as stock appreciation rights, nor has any incentive stock option granted by the Corporation been exercised during 1995.

There has been no market in the securities of the Corporation, but management believes the options granted will be at or exceed 100% of market value at the time of grant.

During a Board of Directors meeting held during December 1991, the Board of Directors voted to present to a vote of the stockholders a proposal that 2,000 options be awarded to each eligible Director under the 1987 Director's Stock Option Plan.

Other Compensation

The Corporation has no other plan or arrangement whereby any person will receive remuneration upon the termination of his status as an employee, officer or director of the Corporation. The Corporation had paid, as of November 1, 1996, no form of contingent compensation.

Other than the transactions described herein, there were no material transactions during 1995 to which any of the following persons has a direct or indirect interest: (1) any director or officer of the Company, (2) any nominee for election as a director, (3) any person who, to the Company's knowledge, owns 5% or more of the Company's stock, or (4) any relative or spouse (or relative of such spouse) of the foregoing persons.
______________________________________________________________________

Appointment of Auditors

Unless otherwise directed, the proxies will be voted in favor of the proposal to approve the selection by the Board of Directors of Livingston & Haynes, P.C. as accountants to certify the accounts of the Corporation for the fiscal year ending December 31, 1996. The Board of Directors recommends a vote "FOR" this proposal.

Representatives of Livingston & Haynes, P.C. are expected to be present at the Annual Meeting with the opportunity to make a statement and are expected to be available to respond to appropriate questions.
______________________________________________________________________

Stockholder Proposals

Proposals of the Stockholders intended to be presented at the 1997 Annual Stockholders Meeting must be received by the Clerk of the Corporation not later than December 15, 1996, for inclusion in the 1997 proxy statement and form of proxy.

General

The Board of Directors of the Corporation knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be entered, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the Board of Directors.


By Order of the President




/S/ DAVID S. LONGWORTH
    David S. Longworth